AVIS BUDGET GROUP REPORTS RECORD THIRD QUARTER 2014 RESULTS

•	Revenue increased 6% to $2.5 billion.

•	North America pricing increased 3%, excluding currency effects.

•	Adjusted EBITDA increased 9% to $417 million.

•	Diluted earnings per share increased 29% to $1.91, excluding certain items, on GAAP net income of $192 million.

•	Company updates its 2014 Adjusted EBITDA and earnings per share estimates.

PARSIPPANY, N.J., October 29, 2014 - Avis Budget Group, Inc. (NASDAQ: CAR) today reported results for its third quarter ended September 30, 2014. For the quarter, the Company reported revenue of $2.5 billion, a 6% increase compared with the prior-year third quarter. Adjusted EBITDA increased 9% to $417 million. The Company reported net income of $209 million, or $1.91 per share, an increase of 29%, excluding certain items, and GAAP net income of $192 million, or $1.74 per share.

“Our record third quarter results were driven by a continuation of the strong volume and pricing trends we experienced in North America in the first half of the year,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “We delivered record results in Europe this summer, and volume and pricing in North America continue to be robust, giving us confidence that 2014 will be the most profitable year in our Company’s history.”

Executive Summary
Revenue increased 6% in third quarter 2014 compared to third quarter 2013 primarily due to a 6% increase in rental days and increased pricing in North America. Third quarter Adjusted EBITDA increased 9% to $417 million, primarily due to higher rental volumes and increased year-over-year pricing in North America, partially offset by higher fleet costs.

Business Segment Discussion
The following discussion of third quarter operating results focuses on revenue and Adjusted EBITDA for each of our operating segments. Revenue and Adjusted EBITDA are expressed in millions.

North America
(Consisting of the Company’s U.S. car rental operations, Canadian vehicle rental operations and North American car sharing operations)

	2014	2013	% change
Revenue	$1,623	$1,500	8%
Adjusted EBITDA	$255	$226	13%

Revenue increased 8% primarily due to a 6% increase in volume, 2% higher pricing and a 7% increase in ancillary revenue per rental day. Adjusted EBITDA increased 13% primarily due to higher volume and pricing, partially offset by a 7% increase in per-unit fleet costs.

International
(Consisting of the Company’s international vehicle rental and car sharing operations)

	2014	2013	% change
Revenue	$815	$786	4%
Adjusted EBITDA	$160	$149	7%

Revenue increased 4% primarily due to a 4% increase in total revenue per rental day (which excludes licensee revenues and was comprised of a 12% increase in ancillary revenue per day and flat reported pricing), offset by a 2% decline in rental days. Adjusted EBITDA increased 7% due to revenue growth and benefits from the continuing integration of our European operations.

Truck Rental
(Consisting of the Company’s U.S. truck rental operations)

	2014	2013	% change
Revenue	$104	$109	(5%)
Adjusted EBITDA	$18	$19	(5%)

Truck Rental revenue declined 5% due to a 5% decrease in volume, as our truck rental fleet was 8% smaller in 2014. Adjusted EBITDA declined by $1 million due to lower volume and higher per-unit fleet costs associated with newly acquired rental fleet.

Other Items

•
Share Repurchases - The Company repurchased approximately 980,000 shares of its common stock at a cost of $60 million in the third quarter. As of September 30, 2014, the Company has repurchased a total of 5.5 million shares at a cost of approximately $260 million since August 2013. In October, the Company announced that it had authorized a $200 million expansion of its share repurchase program.

•
Acquisitions - In August, the Company acquired eleven car rental locations, including operations at Chicago O’Hare, Dallas Love Field and three other airports, from ACE Rent A Car for approximately $10 million plus the cost of acquired fleet.

In October, the Company announced that it had entered into a definitive agreement to acquire its Budget licensee for Southern California, which operates directly at Los Angeles International Airport and through sub-licensees throughout Southern California and parts of Nevada. The acquisition is scheduled to close in fourth quarter 2014, and the purchase price will be approximately $210 million plus the cost of acquired fleet.

Outlook
The Company today narrowed its full-year 2014 projections of Adjusted EBITDA and earnings per share. The Company now expects:

•
Full-year 2014 revenue will be approximately $8.5 billion, a roughly 7% increase compared to 2013. In the Company’s North America segment, rental days are expected to increase 6% to 7%, and pricing is expected to increase 2% to 3% in constant currency in 2014. Movements in currency exchange rates have reduced the Company's projected 2014 revenue by nearly $75 million over the last three months.

•	Adjusted EBITDA will increase 12% to 15%, to approximately $860 million to $885 million.

•
Per-unit fleet costs in its North America segment will be approximately $312 to $315 per month in 2014, an increase of 4% to 5%. Total Company fleet costs are expected to be $305 to $310 per unit per month in 2014, an increase of approximately 5% to 7% compared to 2013.

•	Interest expense related to corporate debt will be approximately $210 million, a reduction of $18 million compared to 2013.

•	2014 non-vehicle depreciation and amortization expense (excluding the amortization of intangible assets related to acquisitions) will be approximately $150 million.

•	Pretax income will be approximately $500 million to $525 million, excluding certain items.

•
Its effective tax rate in 2014 will be approximately 37%, excluding certain items, and its diluted share count will be 110 to 111 million, including the effect of repurchasing $300 million to $330 million of outstanding shares in 2014.

Based on these expectations, the Company estimates that its 2014 diluted earnings per share, excluding certain items, will increase 28% to 36% compared to 2013, to $2.82 to $3.00.

The Company also continues to target $1 billion or more of Adjusted EBITDA in 2015.

Investor Conference Call
Avis Budget Group will host a conference call to discuss third quarter results on October 30, 2014, at 8:30 a.m. (ET). Investors may access the call live at ir.avisbudgetgroup.com or by dialing (630) 395-0021 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at ir.avisbudgetgroup.com following the call. A telephone replay will be available from 11:00 a.m. (ET) on October 30 until 8:00 p.m. (ET) on November 13 at (402) 220-4182, access code: “Avis Budget.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental services, both through its Avis and Budget brands, which have more than 10,000 rental locations in approximately 175 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network, with more than 900,000 members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 29,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.

Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are based upon then current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our outlook, future results, future fleet costs, acquisition synergies, cost-saving initiatives and future share repurchases are also forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the Company’s ability to promptly and effectively integrate acquired businesses, any change in economic conditions generally, particularly during our peak season or in key market segments, the high level of competition in the vehicle rental industry, a change in our fleet costs as a result of a change in the cost for new vehicles and/or the value of used vehicles, disruption in the supply of new vehicles, vehicle recalls, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers that supply our rental vehicles, which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any change in travel demand, including any change in airline passenger traffic, any occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via the asset-backed securities market, any changes to the cost or supply of fuel, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the financial and other covenants contained in the agreements governing our indebtedness, risks associated with litigation, regulation or governmental or regulatory inquiries or investigations involving the Company, changes to our share repurchase plans, risks related to acquisitions, and our ability to accurately estimate our future results and implement our strategy for cost savings and growth. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2013, its Current Report on Form 8-K filed May 12, 2014 and its Quarterly Report on Form 10-Q for the three months ended June 30, 2014, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes financial measures such as Adjusted EBITDA and free cash flow, as well as metrics that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1 and Table 5 of this release. The Company believes that these non-GAAP measures are useful in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, free cash flow and income before income taxes, net income and diluted earnings per share, excluding certain items, are income before income taxes, net cash provided by operating activities, net income, net income and diluted earnings per share, respectively. Because of the forward-looking nature of the Company’s forecasted non-GAAP measures, specific quantifications of the amounts that would be required to reconcile forecasted income before income taxes, net cash provided by operating activities, net income and diluted earnings per share are not available. The Company believes that there is a degree of volatility with respect to certain of the Company’s GAAP measures which preclude the Company from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP measures to forecasted GAAP measures would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

Contacts
Media Contact:	Investor Contact:
John Barrows	Neal Goldner
(973) 496-7865	(973) 496-5086
PR@avisbudget.com	IR@avisbudget.com

# # #

Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Income Statement and Other Items
Net revenues	$2,542	$2,395	6%	$6,598	$6,087	8%
Adjusted EBITDA (non-GAAP)	417	383	9%	747	654	14%
Income before income taxes	306	230	33%	359	135	*
Net income	192	118	63%	222	44	*
Earnings per share - Diluted	1.74	1.02	71%	2.00	0.39	*

Excluding Certain Items (non-GAAP) (A)
Income before income taxes	329	293	12%	477	392	22%
Net income	209	171	22%	302	238	27%
Earnings per share - Diluted	1.91	1.48	29%	2.73	2.05	33%

	As of
	September 30, 2014	December 31, 2013
Balance Sheet Items
Cash and cash equivalents	$713	$693
Vehicles, net	11,484	9,582
Debt under vehicle programs	9,500	7,337
Corporate debt	3,335	3,394
Stockholders’ equity	732	771

	Segment Results
		Three Months Ended September 30,			Nine Months Ended September 30,
		2014	2013	% Change	2014	2013	% Change
	Net Revenues
	North America	$1,623	$1,500	8%	$4,286	$3,877	11%
	International	815	786	4%	2,033	1,923	6%
	Truck Rental	104	109	(5%)	279	287	(3%)
	Corporate and Other	—	—	*	—	—	*
	Total Company	$2,542	$2,395	6%	$6,598	$6,087	8%

	Adjusted EBITDA (B)
	North America	$255	$226	13%	$526	$434	21%
	International	160	149	7%	234	224	4%
	Truck Rental	18	19	(5%)	29	31	(6%)
	Corporate and Other	(16)	(11)	*	(42)	(35)	*
	Total Company	$417	$383	9%	$747	$654	14%

Reconciliation of Adjusted EBITDA to Pretax Income
	Total Company Adjusted EBITDA	$417	$383		$747	$654
Less:	Non-vehicle related depreciation and amortization	46	39		132	109
	Interest expense related to corporate debt, net:
	Interest expense	50	57		161	170
	Early extinguishment of debt	—	—		56	131
	Transaction-related costs	7	10		23	37
	Restructuring expense	8	14		16	39
	Impairment	—	33		—	33
	Income before income taxes	$306	$230	33%	$359	$135	*

_______
*	Not meaningful.
(A)
During the three and nine months ended September 30, 2014, we recorded certain items in our operating results of $23 million and $118 million ($17 million and $80 million, net of tax), respectively. For the three months ended September 30, 2014, these items consisted of $8 million ($6 million, net of tax) in restructuring expense, $8 million ($5 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $7 million ($6 million, net of tax) for acquisition- and integration-related expenses. For the nine months ended September 30, 2014, these items consisted of $56 million ($34 million, net of tax) for costs related to the early extinguishment of corporate debt, $23 million ($15 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions, $23 million ($20 million, net of tax) for acquisition- and integration-related expenses and $16 million ($11 million, net of tax) in restructuring expense.
During the three and nine months ended September 30, 2013, we recorded certain items in our operating results of $63 million and $257 million ($53 million and $194 million, net of tax), respectively. For the three months ended September 30, 2013, these items consisted of $10 million ($7 million, net of tax) for acquisition- and integration-related expenses, $14 million ($9 million, net of tax) in restructuring expense, $6 million ($4 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee. For the nine months ended September 30, 2013, these items consisted of $131 million ($96 million, net of tax) for costs related to the early extinguishment of corporate debt, $37 million ($29 million, net of tax) for acquisition- and integration-related expenses, $39 million ($25 million, net of tax) in restructuring expense, $17 million ($11 million, net of tax) for amortization expense related to intangible assets recognized in connection with acquisitions and $33 million ($33 million, net of tax) for the impairment of our equity-method investment in our Brazilian licensee.

(B)
See Table 5 for a description of Adjusted EBITDA. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization of $13 million and $12 million in third quarter 2014 and 2013, respectively, and $37 million and $33 million in the nine months ended September 30, 2014 and 2013, respectively.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Vehicle rental	$1,810	$1,734	$4,692	$4,388
Other	732	661	1,906	1,699
Net revenues	2,542	2,395	6,598	6,087

Expenses
Operating	1,168	1,142	3,273	3,080
Vehicle depreciation and lease charges, net	582	524	1,532	1,387
Selling, general and administrative	298	274	833	771
Vehicle interest, net	77	72	213	195
Non-vehicle related depreciation and amortization	46	39	132	109
Interest expense related to corporate debt, net:
Interest expense	50	57	161	170
Early extinguishment of debt	—	—	56	131
Transaction-related costs	7	10	23	37
Restructuring expense	8	14	16	39
Impairment	—	33	—	33
Total expenses	2,236	2,165	6,239	5,952

Income before income taxes	306	230	359	135
Provision for income taxes	114	112	137	91
Net income	$192	$118	$222	$44

Earnings per share
Basic	$1.84	$1.09	$2.11	$0.41
Diluted	$1.74	$1.02	$2.00	$0.39

Weighted average shares outstanding
Basic	103.9	108.3	105.2	108.1
Diluted	109.9	116.2	111.2	116.9

Table 3
Avis Budget Group, Inc.
SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
CAR RENTAL (A)

North America Segment

Rental Days (000’s)	26,973	25,511	6%	72,904	68,250	7%
Time and Mileage Revenue per Day (B)	$43.05	$42.07	2%	$41.85	$40.91	2%
Average Rental Fleet	411,955	380,964	8%	377,297	350,837	8%

International Segment

Rental Days (000’s)	11,697	11,950	(2%)	28,935	28,762	1%
Time and Mileage Revenue per Day (C)	$42.15	$42.11	0%	$42.26	$42.47	0%
Average Rental Fleet	171,406	173,955	(1%)	148,042	147,581	0%

Total Car Rental

Rental Days (000’s)	38,670	37,461	3%	101,839	97,012	5%
Time and Mileage Revenue per Day	$42.78	$42.08	2%	$41.97	$41.38	1%
Average Rental Fleet	583,361	554,919	5%	525,339	498,418	5%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	989	1,040	(5%)	2,764	2,899	(5%)
Time and Mileage Revenue per Day	$87.08	$85.32	2%	$82.62	$79.93	3%
Average Rental Fleet	21,831	23,611	(8%)	22,277	25,127	(11%)
_______
Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Amounts exclude Zipcar.
(B)	Excluding currency exchange effects, time and mileage revenue per day increased 3 percentage points in the three and nine months ended September 30, 2014.
(C)
Excluding currency exchange effects, time and mileage revenue per day decreased 1 and 2 percentage points in the three and nine months ended September 30, 2014, respectively. Reported time and mileage revenue per day for the three months ended September 30, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in Italy and Spain, which has favorably impacted total revenues per rental day. Reported time and mileage revenue per day for the nine months ended September 30, 2014 has been negatively impacted by the Company's implementation of unbundled pricing strategies in the United Kingdom, Italy, Spain, Switzerland and Austria, which has favorably impacted total revenues per rental day.

Table 4

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2014
Operating Activities
Net cash provided by operating activities	$2,067

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(276)
Net cash used in investing activities of vehicle programs	(3,277)
Net cash used in investing activities	(3,553)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(275)
Net cash provided by financing activities of vehicle programs	1,795
Net cash provided by financing activities	1,520

Effect of changes in exchange rates on cash and cash equivalents	(14)
Net change in cash and cash equivalents	20
Cash and cash equivalents, beginning of period	693
Cash and cash equivalents, end of period	$713

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Nine Months Ended September 30, 2014
Pretax income	$359
Add-back of non-vehicle related depreciation and amortization	132
Add-back of debt extinguishment costs	56
Add-back of transaction-related costs	23
Working capital and other	17
Capital expenditures	(130)
Tax payments, net of refunds	(28)
Vehicle programs and related (B)	(45)
Free Cash Flow	384

Acquisition and related payments, net of acquired cash (C)	(63)
Borrowings, net of debt repayments	(58)
Transaction-related payments	(12)
Repurchases of common stock	(204)
Financing costs, foreign exchange effects and other	(27)
Net change in cash and cash equivalents (per above)	$20

_______
(A)	See Table 5 for a description of Free Cash Flow.
(B)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(C)
Excludes $98 million of vehicles purchased as part of the Budget Edmonton licensee and ACE Rent A Car acquisitions, which were financed through incremental vehicle-backed borrowings, and includes the acquisition of airport concession agreements from Advantage for approximately $6 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2014
Free Cash Flow (per above)	$384
Investing activities of vehicle programs	3,277
Financing activities of vehicle programs	(1,795)
Capital expenditures	130
Proceeds received on asset sales	(9)
Change in restricted cash	(6)
Acquisition-related payments	98
Transaction-related payments	(12)
Net Cash Provided by Operating Activities (per above)	$2,067

Table 5
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income from continuing operations before non-vehicle related depreciation and amortization, any impairment charge, restructuring expense, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of Adjusted EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

Certain Items
The accompanying press release and tables present income before income taxes, net income and diluted earnings per share for the three and nine months ended September 30, 2014 and 2013, excluding certain items. We believe that these measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring expense, transaction-related costs, costs related to early extinguishment of debt and other certain items as such items are not representative of the results of operations of our business for the three and nine months ended September 30, 2014 and 2013.

Reconciliations of Adjusted EBITDA and our results excluding certain items to income before income taxes, net income and diluted earnings per share are as follows:

		Three Months Ended September 30,
Reconciliation of Adjusted EBITDA to income before income taxes:		2014	2013

	Adjusted EBITDA	$417	$383

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	38	33
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	50	57
	Income before income taxes, excluding certain items	329	293

	Less certain items:
	Transaction-related costs	7	10
	Restructuring expense	8	14
	Acquisition-related amortization expense	8	6
	Impairment	—	33
	Income before income taxes	$306	$230

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$209	$171
	Less certain items, net of tax:
	Transaction-related costs	6	7
	Restructuring expense	6	9
	Acquisition-related amortization expense	5	4
	Impairment	—	33
	Net income	$192	$118

	Earnings per share, excluding certain items (diluted)	$1.91	$1.48

	Earnings per share (diluted)	$1.74	$1.02

	Shares used to calculate earnings per share, excluding certain items (diluted)	109.9	116.2

		Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to income before income taxes:		2014	2013

	Adjusted EBITDA	$747	$654

Less:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	109	92
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	161	170
	Income before income taxes, excluding certain items	477	392

	Less certain items:
	Early extinguishment of debt	56	131
	Transaction-related costs	23	37
	Restructuring expense	16	39
	Acquisition-related amortization expense	23	17
	Impairment	—	33
	Income before income taxes	$359	$135

Reconciliation of net income, excluding certain items to net income:

	Net income, excluding certain items	$302	$238
	Less certain items, net of tax:
	Early extinguishment of debt	34	96
	Transaction-related costs	20	29
	Restructuring expense	11	25
	Acquisition-related amortization expense	15	11
	Impairment	—	33
	Net income	$222	$44

	Earnings per share, excluding certain items (diluted)	$2.73	$2.05

	Earnings per share (diluted)	$2.00	$0.39

	Shares used to calculate earnings per share, excluding certain items (diluted)	111.2	116.9

Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures and GPS navigational units, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs and transaction-related costs. We believe that Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.